EXHIBIT 99.1

FOR IMMEDIATE RELEASE

TPT Global Tech Achieves Full Compliance Status Following 10-Q Filing and Regains Compliance Status with SEC and OTC Markets, Resumes Unrestricted Trading

San Diego, California (October 26, 2023) - TPT Global Tech, Inc. ("TPT" or "TPT Global Tech") (OTCBB:TPTW), headquartered in San Diego, CA and renowned for its technological innovations, proudly announces that it has successfully regained full compliance status with the U.S. Securities and Exchange Commission (SEC) and the Over-the-Counter (OTC) Markets. Following the filing of its 10-Q, TPT Global Tech is now fully reporting and current with its SEC filings.

The compliance hiccup arose due to a delay caused by a subsidiary's late submission of financial records, leading to the temporary loss of TPT Global Tech's 15c2-11 status with the SEC. In response, TPT Global Tech promptly rescinded the acquisition linked to the delayed filing, returning the subsidiary to its previous owner. The required financial information was swiftly integrated into TPT Global Tech's records, facilitating the prompt filing of the 10-Q. This comprehensive approach ensures that the company is back on track with its regulatory obligations.

"We recognize the significance of timely and accurate financial reporting for our shareholders and the investment community," stated Stephen Thomas, CEO of TPT Global Tech. "While the delay caused by the subsidiary's late filing was regrettable, our immediate actions underscore our commitment to compliance. We are grateful for the cooperation received from all parties involved, and we are confident in our imminent return to full compliance with regulatory requirements."

TPT Global Tech is diligently working to regain its 15c2-11 status, demonstrating its dedication to transparency and compliance. The company's efforts will enable the resumption of normal trading activities, emphasizing its commitment to its shareholders.

About TPT Global Tech: www.tptglobaltech.com

TPT Global Tech, Inc. is a technology holding company based in San Diego, California.  The Company operates in various sectors including media, telecommunications, Smart City Real Estate Development, and the launch of the first super App, VuMe technology platform.

As a media content delivery hub, TPT Global Tech utilizes its own proprietary global digital media TV and telecommunications infrastructure platform. TPT offers software as a service (SaaS), technology platform as a service (PAAS), and cloud-based unified communication as a service (UCaaS) solutions to businesses worldwide. Their UCaaS services enable businesses of all sizes to access the latest voice, data, media, and collaboration featuresAbout TPT Global Tech:

For more information about TPT Global Tech and its diverse portfolio spanning media, telecommunications, Smart City Real Estate Development, and the groundbreaking VuMe technology platform, please visit www.tptglobaltech.com.

Media Contact:

Rick Eberhardt

Email: Rick@tptglobaltech.com

SOURCE: TPT Global Tech, Inc.

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